Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, as amended, of our report dated March 11, 2025, except for the reverse stock split as described in Notes 2 and 13, as to which date is August 5, 2025, related to the consolidated financial statements of Aptera Motors Corp. as of December 31, 2024 and 2023 and for the years then ended, which includes an explanatory paragraph regarding substantial doubt about Aptera Motor Corp.’s ability to continue as a going concern. We also consent to the reference to us in the “Experts” section of the Registration Statement.

/s/ dbbmckennon

San Diego, California

October 22, 2025